Exhibit 99.1

FOR IMMEDIATE RELEASE

Black Warrior Wireline Corp. Announces Closing of the Sale of the Assets of its Multi-Shot Division

August 9, 2004

Columbus, Mississippi. Black Warrior Wireline Corp. (“Black Warrior” or the “Company”) announced today that the previously announced sale of the assets of its Multi-Shot Division had been completed on August 6, 2004. Out of the proceeds of the sale, the Company reduced its senior secured indebtedness owing to General Electric Capital Corporation by a payment of $9.6 million.

Mr. William Jenkins, President of Black Warrior, stated that the Board of Black Warrior was pleased to complete this sale and is looking forward to focusing on the Company’s core wireline, tubing conveyed perforating and related business.

Black Warrior is an oil and gas service company providing services to oil and gas well operators primarily in the United States and in the Gulf of Mexico. It is headquartered in Columbus, Mississippi. Additional information may be obtained by contacting Ron Whitter at (936) 441-6655.

Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995.

With the exception of historical matters, the matters discussed in this press release are “forward-looking statements” as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company intends that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities

Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, the matters described herein regarding the Company’s pursuit of its core business and its success in growing its revenues from that business. The inability of the Company to meet these objectives or requirements or the consequences on the Company from adverse developments in general economic conditions, changes in capital markets, adverse developments in the oil and gas industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for oil and natural gas, and other factors could have a material adverse effect on the Company. Material declines in the prices for oil and gas can be expected to adversely affect the Company’s revenues. The Company cautions readers that various risk factors referred to above could cause the Company’s operating results and financial condition to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company’s financial condition and its ability to pursue its business strategy and plans. These and other risk factors are also described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.